Chief Product & Market Strategy Advisor Compensation Agreement

1.	Parties

This Advisor Compensation Agreement (“Agreement”) is between Avant Technologies, Inc. (f/k/a Trend Innovations Holding, Inc.) (“Company”) and Timothy Lantz (“Advisor”). The Company and the

Advisor will be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

2.	Term of Agreement

The term of this Agreement shall commence on August 1, 2023, and shall expire on July 31, 2024

(“Term”), unless said agreement is converted into a formal written employment agreement as Chief Executive Officer, Co-Chief Executive Officer, or Interim Chief Executive Officer during the Term, at each Party’s sole discretion. The Parties may elect to extend the Term for an additional one-year term (“Additional Term”), which such extension must be evidenced by a written agreement executed by both Parties.

3.	Services to be Performed

The Advisor shall serve as the Chief Product & Market Strategy Advisor for the Company and shall provide advice and guidance in lieu of the Company employing an individual who holds the authorities and responsibilities customarily associated with the status of a Chief Executive Officer position at a Nasdaq-listed technology company of the same size as the Company. In this capacity, the Advisor shall report to and advise the Company’s actual Chief Executive Officer and/or the Company’s Board of Directors (“Board”) and shall provide guidance to the individual(s) who shall have ultimate responsibility for all the Company’s current and future technology and products in the United States and abroad.

It is agreed that Company is interested only in the ultimate results of Advisor’s activities pursuant to this Agreement, and that Advisor shall have exclusive control over the time and effort invested by Advisor pursuant to this Agreement, and the manner and means of Advisor’s performance under this Agreement. Company recognizes that Advisor now renders and may continue to render corporate advisory, financial consulting, executive management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company.

Advisor shall be free to render such advice and other services and the Company hereby consents thereto. Advisor shall not be required to devote his full time and attention to the performance of the duties under this Agreement but shall devote only so much of his time and attention as he deems reasonable or necessary to fulfill its obligation hereunder.

The Parties further agree that Advisor and/or any representative of the Advisor (“Representative”) shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates. Advisor or Representative will not represent that they are an employee of Company.

Advisor or Representative shall at all times represent themselves and be construed as independent of the Company. Advisor or Representative shall not, under any circumstances, be deemed to be a servant or employee of the Company for any purpose, including for Federal tax purposes. Advisor’s or Representative’s relationships to the Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Advisor and Company.

4.	Indemnification

The Company hereby agrees to obtain and maintain, at its sole expense, a comprehensive liability insurance policy, including but not limited to professional indemnity insurance and directors and officers liability insurance, in order to protect the Advisor from any claims, demands, or litigation arising out of or in connection with the performance of the Advisor's duties and obligations pursuant to this Agreement, and any other activities undertaken on behalf of the Company. The liability insurance policy shall provide coverage for the Advisor's legal defense, settlement, and judgment costs, including attorney's fees and any other related expenses, without any limitation to the duration or amount of such coverage, regardless of the Advisor's association with the Company at the time such claims or litigation are initiated.

In addition to the aforementioned liability insurance policy, the Company shall indemnify and hold the Advisor harmless from and against any and all liabilities, losses, damages, costs, and expenses, including reasonable attorney's fees, incurred by the Advisor, resulting from or arising out of any claims, demands, or litigation involving the Company, its affiliates and/or their businesses, whether such claims or litigation are brought during the term of the Advisor's engagement or thereafter. This indemnification obligation shall be binding upon the Company and its successors and assigns, jointly and severally, and shall continue in perpetuity, regardless of any changes in the Advisor's association with the Company or any termination of this Agreement. The Company's obligation to indemnify the Advisor shall not be subject to any limitation of time, amount, or scope, and shall extend to all matters, past, present, and future, involving the Advisor's association with the Company.

5.	Compensation

The Company shall pay the Advisor $375,000 (the “Quarterly Fee”) for each calendar quarter during the Term, payable on the dates below. Payment shall be made in shares of common stock of the Company (“Stock”) or in cash, at the Company’s election, provided however, that at least 40% of the Quarterly Fee shall be paid in cash.

Payment Dates:

•	1st Quarterly Fee (for services August 1, 2023 – October 31, 2023): April 1, 2025
•	2nd Quarterly Fee (for services November 1, 2023 – January 31, 2024): July 1, 2025
•	3rd Quarterly Fee: (for services February 1, 2024 – April 30, 2024): September 1, 2025
•	4th Quarterly Fee: (for services May 1, 2024 – July 31, 2024): January 1, 2026

To the extent that any portion of the Quarterly Fee is paid in Stock, shares of Stock shall be fully earned and vested upon issuance. The number of shares of Stock to be issued in such case will be determined by dividing that portion of the Quarterly Fee payable in Stock by 85% of the Company’s ten-day Volume Weighted Average Price (“VWAP”) of the Stock, for the ten-day period immediately prior to the date of issuance. This represents a 15% discount to the relevant VWAP, which discount shall at no point be less than $0.10 per share of Stock.

Notwithstanding the foregoing, if the Stock is listed on Nasdaq or any other National Stock Exchange while the Advisor is performing services for the Company in any capacity, the Company shall increase the Quarterly Fee to $450,000 during the Term and any Additional Term, which increase in fee shall be applied retroactive to August 1, 2023. The retroactive payments for the period between August 1, 2023 and the date the Stock is listed on Nasdaq or any other National Stock Exchange, if applicable, shall be payable within ten days of the effective date of the listing. To the extent such listing occurs prior to any of the payment dates stated above, only the increased portion of the Quarterly Fee shall be paid following the effective date of the listing, while the original Quarterly Fee of $375,000 shall be paid to Advisor at the originally scheduled payment dates. Any payment of the Quarterly Fee (or increased portion) after the date of the Stock listing contemplated in this paragraph shall be paid in cash

The individual named in this Agreement represents that he is an accredited investor as such term is defined under the Securities Act of 1933, as amended (“Act”). The Advisor acknowledges that: (i) the Stock is not currently registered under the Act, or the securities laws of any state (“State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; (ii) that absent an exemption from registration contained in the Act and the State Acts, the Stock would require registration; and (iii) that the Company's reliance upon such exemptions is based, in material part, upon the Advisor’s representations, warranties, and agreements contained in this Agreement. The Advisor understands that the certificates for the Stock will be affixed with a restrictive legend.

6.	State and Federal Taxes

The Advisor shall assume full responsibility for the payment of any income taxes that are claimed as owing by any unit of government because of the remuneration paid to the Advisor under this Agreement. The Company will not withhold any taxes from any compensation paid to Advisor according to this Agreement. It is acknowledged and agreed by the Parties that the Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Advisor to make, in connection with compensation paid to Advisor according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained, and the Company agrees to cooperate in good faith with the Advisor in making such filings and payments.

7.	Expenses

The Company shall reimburse the Advisor for any reasonable business expenses incurred on behalf of the Company or in the course of performing the services under this Agreement within five business days of the Company’s receipt of Advisor’s notice regarding such expenses.

8.	Confidential Information

The Advisor shall hold confidential and not disclose any confidential information, proprietary information, intellectual property, technical data, trade secrets, or know-how provided to the Advisor by the Company during the Term (“Confidential Information”), unless the information is not deemed confidential. The duty of confidentiality shall survive for a period of two (2) years following termination of this Agreement or expiration of the Term or any Additional Term. The Advisor acknowledges that the Company shall retain ownership of all Confidential Information provided to the Advisor by Company under this Agreement and agrees to return or destroy such Confidential Information to the Company upon request. Notwithstanding the foregoing, the term “Confidential Information” does not include, and the obligations set forth in this Agreement do not apply to, any information that: (i) can be demonstrated by the Advisor to have been known by the Advisor prior to the Advisor’s engagement by the Company; (ii) is or becomes generally available to the public through no breach of the Advisor of this Section 8; (iii) is obtained by the Advisor from a third party who discloses such information to the Advisor on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by the Advisor outside the scope of the Advisor’s engagement under this Agreement without the use of Confidential Information. In the event the Advisor is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt notice, if legally permissible, of any such request or requirement so that the Company may seek, at its sole cost and expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

9.	Assignment of Inventions

All inventions, discoveries, data, technology, designs, innovations, and improvements conceived by the Advisor during the Term in performance of his duties under this Agreement which specifically relate to the business of the Company, as defined and mutually agreed upon by both Parties in a written agreement, shall be the sole property of the Company. The Advisor hereby assigns all rights to the Company for work product directly related to the algorithms or business models developed in performance of his duties under this Agreement, as presented by and agreed upon by both Parties in writing. Any communication outside of a written agreement shall not be considered valid or binding for the purposes of this assignment.

Notwithstanding the foregoing, the Advisor shall retain the exclusive ownership of any ideas, inventions, discoveries, data, technology, designs, innovations, and improvements conceived independently for his own personal company or for other clients, or those not conceived by Advisor in performance of his duties under this Agreement which specifically relate to the business of the Company, as agreed upon in writing. No assignment of rights to the Company shall be made with respect to such retained intellectual property.

10.	Insider Trading Policy

The Advisor shall adhere to the Company's Insider Trading Policy, which prohibits trading based on material non-public information, "tipping" such information, or recommending securities trading based on that information. If found in violation of the policy, this Agreement shall immediately terminate upon Notice to the Advisor.

11.	Dispute Resolution

Disputes shall first attempt to be resolved through mediation, and if such dispute is not resolved within 30 days, then the dispute shall be resolved through binding arbitration conducted by JAMS, Inc., sitting in Clark County, Nevada.

12.	Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

13.	Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

The Advisor shall not assign any rights or delegate any responsibilities under this Agreement without the Company's written consent. This Agreement binds and benefits the heirs, successors, and assignees of the Parties.

14.	Notices

All notices, requests, and demands to or upon a Party to this Agreement shall be in writing and sent through certified or registered mail, personal delivery, overnight courier, or email.

15.	Force Majeure

If the Advisor fails to fulfill his obligations under this Agreement, when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, pandemic, epidemic or governmental acts, then this failure will be excused for the duration of such event and for a reasonable time after the event to enable the parties to resume performance under this Agreement.

16.	Waiver

Waivers of any term or provision of this Agreement are effective only for the specific instance and specific purpose for which the waiver was given. Failure to exercise or delays exercising any rights or remedies does not waive the right to enforce the term or provision later.

17.	Severability

If any provision of this Agreement is deemed invalid or unenforceable, the invalidity or unenforceability will not affect any other provision, and the provision shall be modified or amended to be valid and enforceable.

18.	Entire Agreement and Modification

This Agreement contains the entire agreement and understanding between the Parties concerning the subject matter of this Agreement, superseding all prior negotiations, proposed agreements, and agreements. This Agreement may be amended or modified only by a written agreement signed by the Parties.

19.	Acknowledgment of Outside Work

The Parties acknowledge that the Advisor currently serves in a senior executive capacity at a privately held company engaged in technology and artificial intelligence. The Advisor represents and warrants that his involvement with his separate company will not interfere with his duties and obligations under this Agreement.

20.	Termination for Convenience:

Either Party (the "Terminating Party") may terminate this Agreement for any reason, without cause, by providing the other Party (the "Non-Terminating Party") with at least thirty days’ prior written notice of its intention to terminate for convenience (the "Termination Notice"). Upon receipt of the Termination Notice, the Parties shall work together in good faith to wind down the Services and any ongoing obligations, including without limitation, the completion of work-in-progress or the provision of transition assistance, as promptly as practicable.

The Parties acknowledge that this termination for convenience clause shall not limit or affect any other rights or remedies available under this Agreement or at law or in equity, including but not limited to any rights or remedies for breach of this Agreement, except as expressly provided herein.

21.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which, when taken together, shall be deemed one and the same agreement. Delivery of an executed counterpart (PDF) by electronic transmission shall be deemed delivery of an original for all purposes under this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this letter agreement as of the date first written above.

Avant Technologies, Inc.

By: /s/ __________Printed Name: Paul Averill

Title: Chief Operating Officer Approved by the Company’s Board: AvantTechnologies Inc.

By: /s/__________ Printed Name: Vitalis Racius

Title: Director & Treasurer TIMOTHY LANTZ

By/s/__________ Printed Name: Timothy Lantz

Address: 7095 W Oakview Ct Mequon, WI 53092